Filed Pursuant to Rule 424(b)(2)

Registration No. 333-233663

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 26, 2020

Pricing Supplement dated , 2020 (To Equity Index Underlying Supplement dated December 16, 2019, Prospectus Supplement dated December 16, 2019, and Prospectus dated December 16, 2019)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes

$               Contingent Coupon Autocallable Notes Linked to the Worst Performing of the S&P 500® Index and the Russell 2000® Index due June 2, 2021

•                  The Contingent Coupon Autocallable Notes (the “notes”) will provide quarterly Contingent Coupon Payments at a rate of 1.63% (6.52% per annum) until the earlier of maturity or automatic call if, and only if, the Closing Level of the Worst Performing Underlying on the applicable quarterly Coupon Determination Date is greater than or equal to its Coupon Barrier Level (60% of its Initial Level).

•                  If the Closing Level of the Worst Performing Underlying on any Call Observation Date is greater than or equal to its Initial Level, we will automatically call the notes and pay you on the applicable Call Payment Date the principal amount plus the applicable Contingent Coupon Payment. No further amounts will be owed to you.

•                  If the notes have not been previously called, the Payment at Maturity will depend on (i) whether a Trigger Event occurs (which occurs if the Closing Level of any Underlying is below 60% of its Initial Level on any Trading Day during the Observation Period) and (ii) the Closing Level of the Worst Performing Underlying on the Final Valuation Date, and will be calculated as follows:

a.                If a Trigger Event does not occur: (i) the principal amount plus (ii) the final Contingent Coupon Payment.

b.               If a Trigger Event occurs and the Percentage Change of the Worst Performing Underlying is positive or zero: (i) the principal amount plus (ii) the final Contingent Coupon Payment.

c.                If a Trigger Event occurs and the Percentage Change of the Worst Performing Underlying is negative: (i) the principal amount plus (ii) the principal amount multiplied by the Percentage Change of the Worst Performing Underlying. In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

•                  The notes will not be listed on any securities exchange.

•                  The notes will be issued in minimum denomination of $1,000 and integral multiples of $1,000.

The notes are unsecured obligations of the Bank and any payments on the notes are subject to the credit risk of the Bank. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Additional Risk Factors” beginning on page PS-8 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

	Price to Public (Initial Issue Price)(1)	Agent’s Commission(1)(2)	Proceeds to Issuer
Per Note	$1,000	Up to $2.50	At least $997.50
Total	$	$	$

(1)          Because certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their commissions or selling concessions, the public offering price for investors purchasing the notes in these accounts may be between $997.50 and $1,000.00 per note.

(2)          CIBC World Markets Corp. (“CIBCWM”) will receive commissions from the Issuer of up to 0.25% of the principal amount of the notes, or up to $2.50 per $1,000 principal amount. CIBCWM will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by CIBCWM will be equal to the selling concession paid to such dealers.

The initial estimated value of the notes on the Trade Date as determined by the Bank is expected to be between $973.30 and $983.30 per $1,000 principal amount of the notes, which is expected to be less than the price to public. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about March 2, 2020 against payment in immediately available funds.

CIBC World Markets

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus dated December 16, 2019 (the “prospectus”), the prospectus supplement dated December 16, 2019 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated December 16, 2019 (the “underlying supplement”).  Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain capitalized terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, CIBCWM and our other affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We and CIBCWM are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us or CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” in the underlying supplement will be references to “Underlying.”

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Underlying supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073068/a19-25016_7424b2.htm

•                  Prospectus supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

•                  Prospectus dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplement, the prospectus supplement and the prospectus. See “Additional Terms of the Notes” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce

Reference Asset:

The worst performing of the S&P 500® Index (Bloomberg ticker “SPX <Index>”) (the “SPX”) and the Russell 2000® Index (Bloomberg ticker “RTY <Index>”) (the “RTY”) (each, an “Underlying” and together the “Underlyings”)

Principal Amount:	$1,000 per note

Aggregate Principal Amount:	$

Term:	15 months, unless previously called

Trade Date:	Expected to be February 26, 2020

Original Issue Date:	Expected to be March 2, 2020 (to be determined on the Trade Date and expected to be the third scheduled Business Day after the Trade Date)

Final Valuation Date:

Expected to be May 27, 2021, subject to postponement as described under “Certain Terms of the Notes—Valuation Dates— For Notes Where the Reference Asset Consists of Multiple Indices” in the underlying supplement.

Maturity Date:

Expected to be June 2, 2021. The Maturity Date is subject to the Call Feature and may be postponed as described under “Certain Terms of the Notes—Valuation Dates— For Notes Where the Reference Asset Consists of Multiple Indices” in the underlying supplement.

Contingent Coupon Payment:

On each Coupon Payment Date, you will receive payment at the Contingent Coupon Rate (a “Contingent Coupon Payment”) if, and only if, the Closing Level of the Worst Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Level.

If the Closing Level of the Worst Performing Underlying on any Coupon Determination Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date. If the Closing Level of the Worst Performing Underlying is less than its Coupon Barrier Level on all quarterly Coupon Determination Dates, you will not receive any Contingent Coupon Payments over the term of the notes.

Each quarterly Contingent Coupon Payment, if payable, will be calculated per note as follows: $1,000 × Contingent Coupon Rate × (90/360). Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

Contingent Coupon Rate:	6.52% per annum (or 1.63% per quarter).

Coupon Barrier Level:	For each Underlying, 60% of its Initial Level (rounded to two decimal places for the SPX, and rounded to three decimal places for the RTY).

Coupon Determination Dates:

Expected to be May 28, 2020, August 28, 2020, November 27, 2020, February 25, 2021 and the Final Valuation Date, each subject to postponement as described under “Certain Terms of the Notes—Valuation Dates— For Notes Where the Reference Asset Consists of Multiple Indices” in the underlying supplement.

Coupon Payment Dates:

Expected to be June 2, 2020, September 2, 2020, December 2, 2020, March 2, 2021 and the Maturity Date.

Each Coupon Payment Date is subject to postponement as described under “Certain Terms of the Notes—Valuation Dates— For Notes Where the Reference Asset Consists of Multiple Indices” in the underlying supplement.

Call Feature:

If the Closing Level of the Worst Performing Underlying on any Call Observation Date is greater than or equal to its Initial Level, we will automatically call the notes and pay you on the applicable Call Payment Date the principal amount plus the applicable Contingent Coupon Payment otherwise due for that Call Observation Date.

If the notes are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the notes after such Call Payment Date. You will not receive any notice from us if the notes are automatically called.

Call Observation Dates:	The Coupon Determination Dates beginning on May 28, 2020 and ending on February 25, 2021.

Call Payment Dates:	The relevant Coupon Payment Date.

Payment at Maturity:

If the notes have not been previously called, the Payment at Maturity will depend on whether a Trigger Event occurs and the Final Level of the Worst Performing Underlying and will be calculated as follows:

•                  If a Trigger Event does not occur:

Principal Amount + Final Contingent Coupon Payment

•                  If a Trigger Event occurs and the Percentage Change of the Worst Performing Underlying is positive or zero:

Principal Amount + Final Contingent Coupon Payment

•                  If a Trigger Event occurs and the Percentage Change of the Worst Performing Underlying is negative:

Principal Amount + (Principal Amount × Percentage Change of the Worst Performing Underlying)

In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

Trigger Event:	A Trigger Event occurs if the Closing Level of any Underlying is below its Principal Barrier Level on any Trading Day during the Observation Period.

Observation Period:

The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Certain Terms of the Notes—Observation Periods—For Notes Where the Reference Asset Consists of Multiple Indices” in the accompanying underlying supplement.

Percentage Change:	The “Percentage Change” with respect to each Underlying, expressed as a percentage, is calculated as follows: Final Level – Initial Level Initial Level

Principal Barrier Level:

1,935.53 with respect to the SPX and 976.862 with respect to the RTY, each of which is 60% of its Initial Level (rounded to two decimal places for the SPX, and rounded to three decimal places for the RTY).

Worst Performing Underlying:	On any Trading Day, including the Final Valuation Date, the “Worst Performing Underlying” is the Underlying that has the lowest Closing Level on that date as a percentage of its Initial Level.

Initial Level:	3,225.89 with respect to the SPX and 1,628.104 with respect to the RTY, each of which was its Closing Level on February 24, 2020.

Final Level:	For each Underlying, its Closing Level on the Final Valuation Date.

Calculation Agent:	Canadian Imperial Bank of Commerce.

CUSIP/ISIN:	CUSIP: 13605WVZ1 / ISIN: US13605WVZ12

Fees and Expenses:

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes.

The Trade Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

HYPOTHETICAL PAYMENT AT MATURITY

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Closing Level of any Underlying relative to its Initial Level. We cannot predict the Closing Level of any Underlying on any Trading Day during the Observation Period, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or return on the notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the notes for a hypothetical range of percentage changes of the Worst Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below.  The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount to $1,000. The potential returns described here assume that the notes have not been automatically called prior to maturity and are held to maturity, and are calculated excluding any Contingent Coupon Payments paid prior to maturity. The following table and examples assume the following:

Principal Amount:	$1,000

Contingent Coupon Rate:	6.52% per annum (or 1.63% per quarter)

Hypothetical Initial Level of the Worst Performing Underlying:	1,000

Hypothetical Principal Barrier Level of the Worst Performing Underlying:	600 (60% of its Initial Level)

Hypothetical Final Level of the Worst Performing Underlying	Hypothetical Percentage Change of the Worst Performing Underlying	Trigger Event Does Not Occur(1)		Trigger Event Occurs(1)
		Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupon Payments Paid Prior to Maturity)	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupon Payments Paid Prior to Maturity)
2,000.00	100.00%	$1,016.30(2)	1.63%	$1,016.30(3)	1.63%
1,750.00	75.00%	$1,016.30	1.63%	$1,016.30	1.63%
1,500.00	50.00%	$1,016.30	1.63%	$1,016.30	1.63%
1,250.00	25.00%	$1,016.30	1.63%	$1,016.30	1.63%
1,000.00(3)	0.00%	$1,016.30	1.63%	$1,016.30	1.63%
900.00	-10.00%	$1,016.30	1.63%	$900.00	-10.00%
800.00	-20.00%	$1,016.30	1.63%	$800.00	-20.00%
600.00(4)	-40.00%	$1,016.30	1.63%	$600.00	-40.00%
599.00	-41.10%	N/A	N/A	$599.00	-41.10%
500.00	-50.00%	N/A	N/A	$500.00	-50.00%
250.00	-75.00%	N/A	N/A	$250.00	-75.00%
100.00	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

(1)                                 A Trigger Event occurs if the Closing Level of any Underlying is below its Principal Barrier Level on any Trading Day during the Observation Period.

(2)                                 The Payment at Maturity cannot exceed the principal amount plus the final Contingent Coupon Payment.

(3)                                 The hypothetical Initial Level of 1,000 used in these examples has been chosen for illustrative purposes only. The actual Initial Level of each Underlying is set forth on page PS-4 of this pricing supplement.

(4)                                 This is the hypothetical Principal Barrier Level of the Worst Performing Underlying.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the notes.

Example 1: A Trigger Event Does Not Occur and the Percentage Change of the Worst Performing Underlying Is 50.00%.

Because a Trigger Event does not occur, the Payment at Maturity would be $1,016.30 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 1.63%)

= $1,016.30

Example 1 shows that the Payment at Maturity will equal the principal amount plus the final Contingent Coupon Payment when a Trigger Event does not occur, regardless the extent to which the level of the Worst Performing Underlying increases or decreases.

Example 2: A Trigger Event Occurs and the Percentage Change of the Worst Performing Underlying Is 10.00%.

Because a Trigger Event occurs and the Percentage Change of the Worst Performing Underlying is positive, the Payment at Maturity would be $1,016.30 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 1.63%)

= $1,016.30

Example 2 shows that the Payment at Maturity will be the principal amount plus the final Contingent Coupon Payment when a Trigger Event occurs and the Percentage Change of the Worst Performing Underlying is positive or zero.

Example 3: A Trigger Event Occurs and the Percentage Change of the Worst Performing Underlying Is -75.00%.

Because a Trigger Event occurs and Percentage Change of the Worst Performing Underlying is negative, the Payment at Maturity would be $250.00 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × Percentage Change of the Worst Performing Underlying)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 3 shows that you are exposed on a 1-to-1 basis to any decrease in the level of the Worst Performing Underlying from its Initial Level if a Trigger Event occurs and the Percentage Change of the Worst Performing Underlying is negative.  You may lose up to 100% of your principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

These examples illustrate that you will not participate in any appreciation of any Underlying, but will be fully exposed to a decrease in the Worst Performing Underlying if a Trigger Event occurs and the Percentage Change of the Worst Performing Underlying is negative, even if the Final Level of the other Underlying has appreciated or has not declined below its Principal Barrier Level.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•     You believe that the Closing Level of each Underlying will be at or above its Principal Barrier Level on all of the Trading Days during the Observation Period and if not, the Final Level of the Worst Performing Underlying will be at or above its Initial Level.

•     You seek an investment with quarterly Contingent Coupon Payments at a rate of 1.63% (6.52% per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Level of the Worst Performing Underlying on the applicable Coupon Determination Date is greater than or equal to its Coupon Barrier Level.

•     You are willing to lose a substantial portion or all of the principal amount of the notes if the notes are not called, one or both Underlyings close below its Principal Barrier Level on at least one Trading Day during the Observation Period, and the Percentage Change of the Worst Performing Underlying is negative.

•     You are willing to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.

•     You are willing to invest in the notes based on the fact that your maximum potential return is the sum of any Contingent Coupon Payments payable on the notes.

•     You are willing to forgo participation in any appreciation of any Underlying.

•     You understand that the return on the notes will depend solely on the performance of the Worst Performing Underlying and consequently, the notes are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of the Underlyings.

•     You understand that the notes may be automatically called prior to maturity and that the term of the notes may be as short as approximately three months, or you are otherwise willing to hold the notes to maturity.

•     You do not seek certainty of current income over the term of the notes.

•     You are willing to forgo dividends or other distributions paid on the securities included in the Underlyings.

•     You do not seek an investment for which there will be an active secondary market.

•     You are willing to assume the credit risk of the Bank for any payments under the notes.

The notes may not be suitable for you if:

•     You believe that the Closing Level of one or both Underlyings will be below its Principal Barrier Level on at least one Trading Day during the Observation Period and the Final Level of the Worst Performing Underlying will be below its Initial Level.

•     You believe that the Contingent Coupon Payments, if any, will not provide you with your desired return.

•     You are unwilling to lose a substantial portion or all of the principal amount of the notes if the notes are not called, one or both Underlyings close below its Principal Barrier Level on at least one Trading Day during the Observation Period and the Percentage Change of the Worst Performing Underlying is negative.

•     You are unwilling to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.

•     You seek full payment of the principal amount of the notes at maturity.

•     You seek an uncapped return on your investment.

•     You seek exposure to the upside performance of any or each Underlying.

•     You seek exposure to a basket composed of the Underlyings or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Worst Performing Underlying.

•     You are unable or unwilling to hold the notes that may be automatically called prior to maturity, or you are otherwise unable or unwilling to hold the notes to maturity.

•     You seek certainty of current income over the term of the notes.

•     You want to receive dividends or other distributions paid on the securities included in the Underlyings.

•     You seek an investment for which there will be an active secondary market.

•     You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to the notes.

ADDITIONAL RISK FACTORS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus.

If the notes are not called, you may lose all or a substantial portion of the principal amount of your notes.

The notes do not guarantee any return of principal. The repayment of any principal on the notes at maturity depends on whether a Trigger Event occurs and the Final Level of the Worst Performing Underlying. The Bank will only repay you the full principal amount of your notes if a Trigger Event does not occur during the Observation Period or if it occurs, the Percentage Change of the Worst Performing Underlying is positive or zero. If the notes are not automatically called, if a Trigger Event occurs and the Percentage Change of the Worst Performing Underlying is negative, you will lose 1% of the principal amount for each percentage point that the Final Level of the Worst Performing Underlying is less than its Initial Level. You may lose a substantial portion or all of the principal amount. Even with any Contingent Coupon Payments, the return on the notes could be negative.

The automatic call feature limits your potential return.

If the notes are called, the payment on the notes on any Call Payment Date is limited to the principal amount plus the applicable Contingent Coupon Payment. In addition, if the notes are called, which may occur as early as the first Coupon Determination Date, the amount of coupon payable on the notes will be less than the full amount of coupon that would have been payable if the notes had not been called prior to maturity. If the notes are automatically called, you will lose the opportunity to continue to receive the Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the notes could be minimal. Because of the automatic call feature, the term of your investment in the notes may be limited to a period that is shorter than the original term of the notes and may be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

The notes do not provide for fixed payments of interest and you may receive no Contingent Coupon Payments on most or all of the Coupon Payment Dates.

On each Coupon Payment Date, you will receive a Contingent Coupon Payment if, and only if, the Closing Level of the Worst Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Level. If the Closing Level of the Worst Performing Underlying on any Coupon Determination Date is less than its Coupon Barrier Level, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date, and if the Closing Level of the Worst Performing Underlying is less than its Coupon Barrier Level on each Coupon Determination Date over the term of the notes, you will not receive any Contingent Coupon Payments over the entire term of the notes.

You will not participate in any appreciation of any Underlying and your return on the notes will be limited to the Contingent Coupon Payments paid on the notes, if any.

The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment and any positive return you receive on the notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. You will not participate in any appreciation of any Underlying. Therefore, if the appreciation of any Underlying exceeds the sum of the Contingent Coupon Payments paid to you, if any, the notes will underperform an investment in securities linked to that Underlying providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Underlyings.

The notes are subject to the full risks of the Worst Performing Underlying and will be negatively affected if any Underlying performs poorly, even if the other Underlying performs favorably.

You are subject to the full risks of the Worst Performing Underlying. If the Worst Performing Underlying performs poorly, you will be negatively affected, even if the other Underlying performs favorably. The notes are not linked to a basket composed of the Underlyings, where the better performance of one Underlying could offset the poor performance of the other. Instead, you are subject to the full risks of the Worst Performing Underlying on each Coupon Determination Date. As a result, the notes are riskier than an alternative investment linked to only one of the Underlyings or linked to a basket composed of the Underlyings. You should not invest in the notes unless you understand and are willing to accept the full downside risks of the Worst Performing Underlying.

If the notes are not called and a Trigger Event occurs with respect to any Underlying, your return will be based on the Percentage Change of the Worst Performing Underlying.

The performance of any of the Underlyings may cause a Trigger Event to occur.  If the notes are not automatically called and a Trigger Event occurs, your return will be based on the Percentage Change of the Worst Performing Underlying without regard to the performance of the other Underlying or which Underlyings caused the Trigger Event to occur. As a result, you could lose all or some of your initial investment if a Trigger Event occurs and the Percentage Change of the Worst Performing Underlying is negative , even if there is an increase in the level of the other Underlying.  This could be the case even if the other Underlying caused the Trigger Event to occur or the other Underlying increased by an amount greater than the decrease in the Worst Performing Underlying.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

The notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payment to be made on the notes depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the notes. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus

The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes.

The initial issue price of the notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates.

The Bank’s initial estimated value of the notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the levels of the Underlyings, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt.

The internal funding rate to be used in the determination of the Bank’s initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the Trade Date, and any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The notes will be subject to risks associated with small-capitalization companies.

The RTY will track companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

Certain business, trading and hedging activities of us, the agent, and our other affiliates may create conflicts with your interests and could potentially adversely affect the value of the notes.

We, the agent, and our other affiliates may engage in trading and other business activities related to an Underlying or any securities included in an Underlying that are not for your account or on your behalf. We, the agent, and our other affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying. These activities may present a conflict of interest between your interest in the notes and the interests that we, the agent, and our other affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they affect the level of any Underlying or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through the agent, one of our other affiliates, and/or another unaffiliated counterparty. Any of these hedging activities may adversely affect the level of an Underlying and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, the agent, and our other affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, the agent, or one or more of our other affiliates will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agent, and our other affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, the agent, and our other affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There are potential conflicts of interest between you and the calculation agent.

The calculation agent will determine, among other things, the amount of payments on the notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting an Underlying has occurred and make a good faith estimate in its sole discretion of the Closing Level for an affected Underlying if the relevant Coupon Determination Date is postponed to the last possible day. See “Certain Terms of the Notes—Valuation Dates” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. Neither we nor any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

Higher Contingent Coupon Rate or lower Principal Barrier Level are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

“Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of the Underlying could close below its Principal Barrier Level on the Final Valuation Date, indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Level or a higher Contingent Coupon Rate) than for similar securities linked to the performance of the Underlyings with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Principal Barrier Level may not necessarily indicate that the notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the notes. The level of an Underlying for your notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose some or all of your principal at maturity.

The notes will not be listed on any securities exchange or any inter-dealer quotation system, and there may be no secondary market for the notes.

The notes are most suitable for purchasing and holding to maturity or automatic call. The notes will be new securities for which there is no trading market. The notes will not be listed on any securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, CIBCWM or any of our other affiliates may (but are not obligated to) make a secondary market for the notes. However, they may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which CIBCWM or any of our other affiliates are willing to transact. If none of CIBCWM or any of our other affiliates makes a market for the notes, there will not be a secondary market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the notes. If a secondary market in the notes is not developed or maintained, you may not be able to sell your notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

The tax treatment of the notes is uncertain.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material Income Tax Consequences — United States Taxation” in the accompanying prospectus, and “Material Income Tax Consequences – Canadian Taxation” in the prospectus.

INFORMATION REGARDING THE UNDERLYINGS

Included in the pages that follow are brief descriptions of each Underlying.We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. In addition, information about the Underlyings may be obtained from other sources including, but not limited to, the websites of their sponsors. We are not incorporating by reference into this pricing supplement the websites or any materials they include. Neither we nor the agent makes any representation that such publicly available information regarding the Underlyings is accurate or complete.

The S&P 500® Index

The SPX is calculated, maintained and published by S&P Dow Jones Indices LLC (the “SPDJI”). The SPX consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.

The top 5 industry groups by market capitalization as of January 31, 2020 were: Information Technology, Health Care, Financials, Communication Services and Consumer Discretionary. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-43 of the accompanying underlying supplement for additional information about the SPX.

The Russell 2000® Index

The RTY is calculated, maintained and published by FTSE Russell. The RTY is designed to track the performance of the small capitalization segment of the United States equity market.  All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of January 31, 2020 were: Financial Services, Health Care, Producer Durables, Consumer Discretionary and Technology. See “Index Descriptions—The Russell Indices” beginning on page S-28 of the accompanying underlying supplement for additional information about the RTY.

Historical Performance of the Underlyings

The following graphs set forth daily Closing Levels of the Underlyings for the period from January 1, 2015 to February 24, 2020. We obtained the Closing Levels below from Bloomberg Professional® Service (“Bloomberg”) without independent verification. The historical performance of an Underlying should not be taken as an indication of its future performance, and no assurances can be given as to the level of any Underlying at any time during the term of the notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the Underlyings will result in any positive return on your investment.

Historical Performance of the SPX

Historical Performance of the RTY

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by the discussion entitled “Material Income Tax Consequences — United States Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the notes. It does not apply to U.S. Holders subject to special rules including holders subject to Section 451(b) of the Code.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the notes. This summary applies only to holders that acquire their notes in this offering for a price equal to the original offering price and hold such notes as capital assets. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.  This discussion is based upon current provisions of the Internal Revenue Code (the “Code”), existing and proposed U.S. Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, any locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes.  We intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of notes with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described herein.

The expected characterization of the notes is not binding on the IRS or the courts. It is possible that the IRS would seek to characterize the note in a manner that results in tax consequences to you that are different from those described above or in the accompanying prospectus. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in an Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlyings and consult your tax advisor regarding the possible consequences to you if any of the entities whose stock is included in an Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders

We intend to treat the notes as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income. You are required to use the comparable yield and projected payment schedule that we compute, which will include a projected amount for the

Contingent Coupon Payments, in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

To obtain the comparable yield and projected payment schedule for your particular note, contact the CIBC U.S. Structured Investments Team via email at DLcibcsptrading@cibc.com or via telephone on (212) 667-7836.

U.S. Holders will generally accrue OID in respect of the notes at a rate equal to the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any Contingent Coupon Payments on the notes, as set forth below. The daily portions of interest for a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on the note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note at the beginning of the accrual period. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price. The issue price of each note in an issue of notes is the first price at which a substantial amount of those notes has been sold (including any premium paid for those notes and ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). For any subsequent accrual period, the adjusted issue price will be (1) the sum of the issue price of the note and any interest previously accrued on the note by a U.S. Holder (without regard to any positive or negative adjustments, described below) minus (2) the amount of any projected payments on the note for previous accrual periods. A U.S. Holder of a note generally will be required to include in income OID in excess of actual cash payments received for certain taxable years. Information returns indicating the amount of OID accrued on notes held by persons of record other than corporations and certain other “exempt recipients” will be filed with the IRS and sent to such record holder.

A U.S. Holder will be required to recognize interest income equal to the amount of any positive adjustment for a note for the taxable year in which a contingent payment is paid (including a payment of interest at maturity). A positive adjustment is the excess of actual payments in respect of contingent payments over the projected amount of contingent payments. A U.S. Holder also will be required to account for any “negative adjustment” for a taxable year in which a contingent payment is paid. A negative adjustment is the excess of the projected amounts of contingent payments over actual payments in respect of the contingent payments. A net negative adjustment is the amount by which total negative adjustments in a taxable year exceed total positive adjustments in such taxable year. A net negative adjustment (1) will first reduce the amount of interest for the note that a U.S. Holder would otherwise be required to include in income in the taxable year, and (2) to the extent of any excess, will result in an ordinary loss equal to that portion of the excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the limitations imposed on miscellaneous deductions. Any net negative adjustment in excess of the amounts described above in (1) and (2) will be carried forward to offset future interest income on the note or to reduce the amount realized on a sale, exchange, or retirement of the note and, in the case of a payment at maturity, should result in a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. Holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a note. We do not make any representation as to what such actual yield will be.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes).

In addition, except as described below with respect to certain fixed but deferred contingent payments, any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. Such ordinary loss cannot be carried back to offset your income in prior years.  The deductibility of capital losses and ordinary loss carryforwards is subject to limitations.

Non-U.S. Holders

Please see the discussion under “Material Income Tax Consequences — United States Taxation” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to non-U.S. holders of the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the notes from the Bank for distribution to other affiliated or unaffiliated dealers.

The notes sold by CIBCWM to the public will initially be offered at the price to public set forth on the cover page of this pricing supplement. CIBCWM intends to purchase each of the notes from the Bank at a purchase price equal to the price to public net of a commission of up to 0.25% of the principal amount of such notes. Any notes sold by CIBCWM to securities dealers may be sold at an agreed discount to the price to public. The price to public for notes purchased by certain fee-based advisory accounts may vary between 99.75% and 100.00% of the principal amount of the notes. Any sale of a note to a fee-based advisory account at a price to public below 100% of the principal amount will reduce the agent’s commission specified on the cover page of this pricing supplement with respect to such note. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the dealers involved in the sale of the notes to such advisory account but not by more than 0.25% of the principal amount of the notes.

We expect to deliver the notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the Trade Date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s initial estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the notes will be determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the notes will be lower than the initial issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the initial issue price of the notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors—The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes” in this pricing supplement.